Exhibit 99.1

For immediate release

AAR REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS

•            Second quarter sales increased 6.4% to $513 million driven by commercial revenue growth

•            Better than expected earnings per share of $0.44

•            Full year earnings guidance increased by $0.10 per share, to a range of $1.70 to $1.80

WOOD DALE, ILLINOIS (December 18, 2012) — AAR (NYSE: AIR) today reported second quarter fiscal year 2013 consolidated sales of $512.8 million and net income of $17.8 million, or $0.44 per diluted share.  This compares to year-ago sales of $482.0 million and net income of $17.6 million, or $0.43 per diluted share.

Commercial sales increased 28% over the prior year’s second quarter, rising to 60% of consolidated sales compared to 50% of consolidated sales in the same period last year. This sales growth was driven by revenues from the Telair and Nordisk acquisitions, which were not included in prior year results, as well as strength at the Company’s airframe maintenance centers, parts supply and engineering services businesses. Late in the second quarter, the Company received its first customer aircraft at the recently opened Duluth MRO facility and expects to expand to two lines during the third quarter.

Sales to government and defense customers represented 40% of consolidated sales and declined 15% from the second quarter of last year. As expected, the Company experienced significantly reduced volume at its mobility products business and lower logistics program activity. This was partially offset by strong financial performance at the Company’s airlift business.

“We are pleased with our second quarter performance in a number of areas. The combination of organic growth, accretive acquisitions, and the right-sizing of our infrastructure has enabled us to absorb the decline in our defense business,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “We are providing customers an integrated and comprehensive services solution reinforced by our leadership positions in niche technology products underpinned by strong intellectual property.  We believe this will drive enhanced value creation for our customers and shareholders.”

Consolidated gross profit margin increased 70 basis points to 17.0% for the second quarter compared to 16.3% last year. Both segments contributed to the improvement, led by the Technology Products segment which benefitted primarily from the inclusion of Telair and Nordisk.

Operating income in the second quarter was $37.8 million, a margin of 7.4% as compared to $34.3 million, or 7.1% of sales in the prior year.  The Company made profitability gains in many areas of its business; however the significant reduction in mobility products impacted overall margin improvement.  Interest expense in the second quarter increased $3.0 million over last year primarily reflecting the $175 million, 7.25% Senior Notes issued in January 2012.

During the quarter, the Company generated $27.1 million in cash flow from operations and had capital expenditures of $8.1 million.  The Company declared and paid dividends of $3.0 million and also repurchased $9.9 million face value of its convertible bonds at an effective yield to maturity of 4.1%. Year-to-date, the Company has purchased 620,000 shares of its common stock on the open market under its share repurchase program for $8.4 million with an average acquisition price of $13.61 per share.

The Company has increased its earnings guidance for fiscal 2013 to a range of $1.70 to $1.80 per share versus its prior expectation for earnings between $1.60 and $1.70 per share.  This increase reflects the better than expected second quarter performance and its outlook for improved profitability during the balance of the year.

The Company has maintained its prior guidance for full year revenues of $2.1 billion to $2.2 billion.

AAR will hold its quarterly conference call at 3:45 p.m. CST on December 18, 2012. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1600408). The replay will be available from 7:45 p.m. CST on December 18, 2012, until 11:59 p.m. CST on December 28, 2012.

About AAR

AAR is a global aerospace and defense contractor that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and specialized Command and Control Systems. More information can be found at www.aarcorp.com.

Contact: Michael Sharp, Chief Financial Officer | (630) 227-2110 | Michael.Sharp@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2012. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

	Three Months Ended November 30,		Six Months Ended November 30,
Consolidated Statements of Income	2012	2011	2012	2011
(In millions except per share data - unaudited)
Sales	$512.8	$482.0	$1,063.3	$967.5
Cost and expenses:
Cost of sales	425.4	403.4	885.6	813.2
Selling, general and administrative	50.8	44.6	104.1	87.7

Earnings from aircraft joint ventures	1.2	0.3	2.6	0.5

Operating income	37.8	34.3	76.2	67.1

(Loss) on extinguishment of debt	(0.1)	—	(0.3)	—

Interest expense	10.8	7.8	21.4	15.3
Interest income	0.3	0.3	0.7	0.4

Income before income tax expense	27.2	26.8	55.2	52.2
Income tax expense	9.3	9.2	19.0	18.0
Net income attributable to AAR and noncontrolling interest	17.9	17.6	36.2	34.2
Income attributable to noncontrolling interest	0.1	—	0.2	—
Net income attributable to AAR	$17.8	$17.6	$36.0	$34.2

Earnings per share – Basic	$0.45	$0.44	$0.90	$0.85

Earnings per share – Diluted	$0.44	$0.43	$0.89	$0.83

Share Data:

Average shares outstanding – Basic	38.2	38.7	38.4	38.8
Average shares outstanding – Diluted	41.5	43.0	41.6	43.2

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights	November 30, 2012	May 31, 2012
(In millions except per share data)	(Unaudited)
Cash	$69.2	$67.7
Current assets	1,046.8	1,063.3
Current liabilities (excluding debt accounts)	313.1	350.4
Net property, plant and equipment	373.1	382.9
Total assets	2,189.3	2,195.7
Total debt	778.9	792.2
Stockholders’ equity	903.4	866.0
Book value per share	$22.76	$21.49
Shares outstanding	39.7	40.3

	Three Months Ended November 30,		Six Months Ended November 30,
Sales By Business Segment	2012	2011	2012	2011
(In millions - unaudited)
Aviation Services	$390.8	$376.8	$789.0	$773.0
Technology Products	122.0	105.2	274.3	194.5
	$512.8	$482.0	$1063.3	$967.5

	Three Months Ended November 30,		Six Months Ended November 30,
Gross Profit by Business Segment	2012	2011	2012	2011
(In millions - unaudited)
Aviation Services	$67.4	$64.1	$128.8	$126.8
Technology Products	20.0	14.5	48.9	27.5
	$87.4	$78.6	$177.7	$154.3

	Three Months Ended November 30,		Six Months Ended November 30,
Diluted Earnings Per Share Calculation	2012	2011	2012	2011
(In millions except per share data - unaudited)
Net income attributable to AAR	$17.8	$17.6	$36.0	$34.2
Add: After-tax interest on convertible debt	1.2	1.5	2.4	2.9
Less: Income attributable to participating shares	(0.7)	(0.6)	(1.3)	(1.2)
Net income for diluted EPS calculation	$18.3	$18.5	$37.1	$35.9

Diluted shares outstanding	41.5	43.0	41.6	43.2

Diluted earnings per share	$0.44	$0.43	$0.89	$0.83